Exhibit 10.5

LOAN AGREEMENT

THIS AGREEMENT is made on the 9th day of February, 2015 (“Execution Date”)

BETWEEN:

(1)	ALTLANDS OVERSEAS CORP, a company incorporated under the laws of Belize, having its registered office at Office 101, ½ Miles Northern Highway, Belize City, Belize, as a lender (the “Lender”),

and

(2)	MCW Energy CA, Inc., a company incorporated under the laws of the United States of America, having its registered office at 10100 Santa Monica Blvd., Suite 300, Century City, CA 90067, USA as a borrower (the “Borrower”), hereinafter each separately referred to as the “Party” and jointly as the “Parties”.

IT IS HEREBY AGREED as follows:

1. INTERPRETATION

1.1	Definitions. Wherever used in this Agreement or the schedules hereto, unless the context requires otherwise, the following terms shall have the following meaning:

“Borrower’s Account” means US Dollars bank account of the Borrower, opened and maintained with Wells Fargo Bank, 420 Montgomery St., San Francisco, CA 94104 Acct No. 5028652310 SWIFT: WFBIUS6S or any other account of the Borrower as shall be notified by the Borrower;

“Borrower’s Share” means 100% of the total Borrower’s participation interest in MCW Oil Sands, Recovery, LLC, a California limited liability company, having its registered office at: 10100 Santa Monica Blvd., Suite 300, Century City, CA 90067 in whatever form it may exists, including but not limited to the member’s equity interest, economic interest, the right to vote, to participate in the management and affairs of MCW Oil Sands Recovery, LLC, and any other interest and right that a member of MCW Oil Sands Recovery, LLC may exercise as approved and permitted by the Toronto Venture Stock Exchange.

“Business Day” means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are generally open for business in San Francisco, USA and Tallin, Estonia;

“Event of Default” means any event or circumstance specified as such in Clause 10.1;

“Interest” means Interest accrued on the Loan after the Execution date under the Clause 4;

“Lender’s Account” means US Dollars bank account of the Lender opened and maintained with Danske Bank A/S Estonia Branch, Tallinn, Estonia, IBAN: EE823300333442430002, Bank: Danske Bank A/S Narva manatee 11, 15015 Tallinn, Estonia, SWIFT: FORE EE 2X, or any other bank account as notified by the Lender;

“Loan” means the aggregate principal amount of the loan specified in Clause 3.1 of this Agreement or such other portion of the loan which has been extended to the Borrower under this Agreement and remains outstanding;

“Repayment Date” means the 9th day of February, 2016;

“Subsidiary” means any of the following company MCW Oil Sands, Recovery, LLC, a Utah limited liability company, having its registered office at: 10100 Santa Monica Blvd., Suite 30D, Century City, CA 90067 hereinafter (“Oil Sands”); and MCW Fuels, LLC, a California limited liability company, having its registered office at 344 Mira Loma Avenue, Glendale, California 91204 (“MCW Fuels”) and/or any other entity treated as a subsidiary of the Borrower under applicable laws.

1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

“person” includes any individual, company, body corporate or unincorporated or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any of the foregoing;

“tax” includes any tax, levy, duty, charge, value added tax, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof, and “taxation” shall be construed accordingly; and

“winding-up” includes any winding-up, liquidation, dissolution or comparable process in any jurisdiction.

1.3	Successors and Assigns. The expressions “Borrower” and “Lender” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Agreement, unless the context requires otherwise:

(a)	Construction: words importing the singular include the plural and vice versa and words importing a gender include every gender;

(b)	Clauses, Etc.: references to Clauses and Schedules are to clauses of and schedules to this Agreement and references to this Agreement include its Schedules;

(C)	Headings: clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2. REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a)	Consent Required: the Borrower is entitled to enter into this Agreement subject to the consent of its Board;

(b)	Corporate Existence: the Borrower is duly organized as a California Corporation and validly existing under the laws of the state of its incorporation, and has full power, authority and legal right to own its assets and to carry on its business;

(c)	Capacity: the Borrower has full power, authority and legal right, and all necessary corporate action has been taken in order to authorize the Borrower, to enter into and to exercise its rights and perform its obligations under this Agreement.

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(d)	Authorizations: all authorizations and consents required from any governmental or other authority or required to be obtained by the Borrower from any of its participants or creditors or any other person or any of the Borrower’s governing bodies for or in connection with the execution, validity, performance and enforceability of this Agreement have been obtained and are maintained in full force and effect;

(f)	Obligations Permitted: the execution by the Borrower of this Agreement and the performance by the Borrower of any of its obligations and/or the exercise by the Borrower of any of its rights under this Agreement will not:

(i)	conflict with or result in a breach of any law, regulation, judgment, order, authorization, agreement or obligation applicable to it; or

(ii)	cause any limitation placed on it (other than the limitations stipulated by this Agreement) or the power of any of its governing bodies to be exceeded; or

(iii)	result in the creation of or oblige the Borrower to create an encumbrance over any of its assets;

(g)	No Breach of Law: the Borrower is not in default under any law, regulation, judgment, order, authorization, agreement or obligation applicable to it or any of its assets, the consequences of which default could have a material adverse effect on:

(i)	the business or financial condition or prospects of the Borrower; or

(ii)	the ability of the Borrower to perform its obligations under this Agreement;

(h)	No Immunity: the Borrower is generally subject to civil law and to legal proceedings and neither the Borrower nor any of its assets is entitled to any immunity or privilege from any set-off, judgment, execution, attachment or other legal process;

(i)	No action: No action, proceedings, litigation or dispute, which might have a material adverse effect on Borrower’s ability to perform its obligations under this Agreement, is taking place or pending, or, to its best knowledge, threatened, against it;

(j)	No default: The Borrower is not in material default under any agreement to which it is a party or by which it (or any of its assets) is bound and no other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) under any other agreement which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Loan Agreement.

2.2	Acknowledgement of Reliance. The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause 2.

3. THE LOAN

3.1	Amount. Subject to the provisions of this Agreement, the aggregate principal amount of the Loan available to the Borrower is USD 2,000,000 (Two million US Dollars).

3.2	Delivery. The Loan shall be extended to the Borrower in a lump sum or by several tranches as the Parties hereto may agree.

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3.3.	Purpose. The Borrower shall use the proceeds of the Loan for the purposes of Oil Sands commencing commercial operation of 250 Barrels Per Day Production Plant as described in Annex 1 hereto (production of not less than 250 barrels of oil per day from the oil sands at a processing site located at NW Y4 of Section 24, Township 4 South, Range 20 East, Salt Lake Base and Meridian) within not more than 45 (forty five) calendar days following the date when the loan proceeds are credited into the account of the Borrower and the Borrower shall procure that such operation commences as stated above.

3.4	Disbursement of the Loan. The Lender shall grant the Loan by effecting a transfer of funds to the Borrower’s Account on or before the second (2nd) Business Day after receiving of a duly issued notice of drawing and subject to Clause 3.5 hereof.

3.5.	Discretion of the Lender to decline. For the avoidance of doubt, notwithstanding anything mentioned in this Agreement, the Lender in its sole and absolute discretion may decline any notice of drawing and shall not be obliged to disburse any portion of the Loan requested by the Borrower.

4. INTEREST

4.1	Interest. The Borrower shall pay interest on the outstanding portion of the Loan in accordance with the provisions of this Clause 4.

4.2.	Interest Rate. The interest applicable to the Loan shall be at a rate of 6% per annum.

4.3	Calculation of Interest. The Interest on the Loan shall accrue on outstanding part of the Loan and for actual number of days elapsed in a three hundred and sixty four (364) day year, excepting for the day of disbursement of the Loan and the day of its repayment in full.

4.4	Interest Payment Date. If otherwise is not agreed by the parties in writing, any outstanding interest accrued on the Loan shall be paid along with repayment of the principle amount of the Loan, but in any case by no later than a Repayment Date.

5. REPAYMENT

5.1	Repayment. The Borrower shall repay the Loan together with all outstanding Interest and other amounts (if any) due from the Borrower to the Lender under the terms of this Agreement in a lump sum on the Repayment Date, subject to Clause 10 hereof, or any other day as may be requested by the Borrower and agreed to in writing by the Lender. The Lender in its sole discretion may agree to extend the Repayment Date for repayment of the Loan (or any portion thereof) for an additional period or periods. Upon Lender’s request, subject to TSXV approval, the Loan shall be repaid by transfer of a certain percentage of Borrower’s Share, as agreed to by the Parties at future time, to the Lender (“Transfer”), so that the Lender becomes a new member of Oil Sands as set out in Clause 11.2 of the AMENDED AND RESTATED OPERATING AGREEMENT OF MCW OIL SANDS RECOVERY, LLC as attached in Annex 2 hereto (“Operating Agreement”). Upon such Transfer, the Borrower shall procure that the Operating Agreement be amended to provide for governance of a multi-member limited liability company and shall pay all reasonable costs and expenses in connection with the admission of the Lender as the new member at its own expense. The Borrower shall further procure that all authorizations and consents required from any governmental or other authority or required to be obtained by the Borrower from any of its members or creditors or any other person or any of the Borrower’s governing bodies for or in connection with the said Transfer be duly and timely obtained.

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5.2	Repayment upon Lender’s Request and Repayment at Borrower’s Discretion. The Borrower shall be entitled to repay the Loan partially or in full only upon Lender’s written consent.

6. TAXES AND OTHER DEDUCTIONS

6.1	No Deductions or Withholdings. All sums payable by the Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition, with the exclusion of the repatriation taxes, which shall be deducted or withheld from the above mentioned sums for the account of the Lender.

7. FEES AND EXPENSES

7.1	Enforcement Costs. The Borrower shall within 30 days after written demand to pay reimburse to the Lender all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses and any applicable value added tax or similar tax) incurred by the Lender in determining whether an Event of Default has occurred, in suing for or seeking to recover any sums due or otherwise preserving or enforcing its rights, powers and remedies under this Agreement, or in connection with any amendment or waiver of any provision of this Agreement following an Event of Default.

8. PAYMENTS AND EVIDENCE OF DEBT

8.1	Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Lender net of any withholdings or deductions in immediately available US Dollars to the Lender’s Account, or to such other account of the Lender which has been notified by the Lender to the Borrower in writing not less than five (5) Business Days in advance of the respective payment date.

8.2	Allocation of Receipts. Without prejudice to forgoing if any amount received by the Lender in respect of sums due from the Borrower hereunder is less than the full amount due, such amount shall be allocated towards firstly expenses and/or other sums (if any) due from the Borrower to the Lender under this Agreement, secondly the interest, thirdly the principal unless the parties otherwise agree in writing.

8.3	Business Days. If any sum would otherwise become due for payment hereunder on a day which is not a Business Day, that sum shall become due on the next following Business Day.

9. UNDERTAKINGS

9.1	Positive Covenants of the Borrower. So long as any portion of the Loan and/or Interest shall remain unpaid, Borrower hereby covenants and agrees as follows:

(a)	Maintenance of Existence. Borrower shall preserve and maintain its valid legal existence in accordance with the laws of Utah, the USA.

(b)	Notification: Borrower shall promptly inform the Lender of:

i.	the occurrence of any Event of Default,

ii.	any litigation, arbitration or administrative proceeding or other dispute which may have an adverse effect on the ability of the Borrower to perform its obligations under this Agreement;

iii.	any other event or circumstance which could have a material adverse effect on the business or financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement; and/or

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iv.	any change in the representations and warranties made under or in connection with this Agreement.

(c)	Loan Proceeds: Borrower shall use the proceeds of the Loan exclusively for the purposes specified in Clause 3.3.

9.2.	No Limits of Liability. The Borrower shall be liable for its obligations under this Agreement with all its tangible and intangible assets which may be subject to recovery under the applicable legislation.

9.3	Negative Covenants of the Borrower. So long as any portion of the Loan and/or the interest shall remain unpaid, the Borrower shall not, and shall procure that neither Subsidiary shall, except in so far as may be necessary to give effect to this Agreement or to comply with obligations relating to the administration of the Borrower or any Subsidiary (such as payment of rent, salaries, tax), without the prior written consent of the Lender, which consent may not be unreasonably withheld or delayed;

(a)	declare, pay or make any dividend, or declare or make any other distribution of its assets;

(b)	enter into any capital transaction or any commitment for the same;

(c)	borrow any sum in excess of USD250,000;

(d)	dispose of any assets with a value in excess of USD100,000;

(e)	create or enter into, or agree to create or enter into, any encumbrance over any of its assets, property or undertaking with a value in excess of USD1,000,000;

(f)	enter into, terminate or modify, or agree to enter into, terminate or modify, any contract with a value in excess of USD100,000;

(g)	enter into any contract for lease, hire or rent, lease purchase, hire purchase, credit sale or conditional sale with a value in excess of USD100,000 or which otherwise involves periodical payment in excess of USD100,000;

10. EVENTS OF DEFAULT

10.1	Events of Default. Each of the following events and circumstances shall be an Event of Default:

(a)	Failure to Pay: the Borrower fails to pay any sum payable under this Agreement within three Business Days of the date on which it is due;

(b)	Insolvency Proceedings: the Borrower applies for or consents to the appointment of any external manager, liquidator, receiver, trustee or administrator for all or a substantial part of its assets, or any external manager, liquidator, receiver, trustee or administrator is appointed for the Borrower; or any action is taken by the Borrower or any third party (including, without limitation, a state authority) with a view of instituting a reorganization, liquidation, bankruptcy or similar proceedings against the Borrower; or the Borrower enters into negotiations with any of its creditors for the purposes of reaching an amicable settlement of any of the Borrower’s debts;

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(c)	Expropriation: any governmental or other authority (whether de Jure or de facto) nationalizes, compulsorily acquires, expropriates or seizes all or any substantial part of the business or tangible or intangible assets of the Borrower;

(d)	Enforceability of Obligations:

(i)	any law, regulation or order, or any change in any law or regulation varies, suspends, terminates or excuses performance by the Borrower of any of its obligations under this Agreement;

(ii)	this Agreement or any provision thereof ceases for any reason to be in full force and effect or becomes unenforceable;

(iii)	the Borrower disputes the validity of or purports to terminate or repudiates this Agreement.

(e)	Misrepresentation: any representation or warranty made by the Borrower or in any document or certificate furnished to the Lender in connection herewith or pursuant hereto (including without limitation financial statements) was incorrect, inaccurate or misleading in any material respect when made or repeated;

(f)	Cross Default: the Borrower and/or Subsidiary fails to comply with its obligations under any other agreements between the Borrower and/or any Subsidiary on one hand and the Lender and/or its affiliated persons on the other hand.

10.2	Remedy. If an Event of Default has occurred and remains uncured for more than 5 Business days upon the Default Notice served by the Lender to the Borrower, the Lender shall be entitled to take any one or more of the following actions:

(a)	by notice to the Borrower to declare the outstanding principal and all other amounts payable under this Agreement to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)	to enforce its rights by arbitration, legal or other proceedings, whether for the specific performance (to the extend permitted by law) of any covenant or agreement contained in this Agreement.

Any dispute as to whether an Event of Default has occurred shall be determined in accordance with the dispute resolution procedure set forth in Article 17 hereof. The remedies set forth above are cumulative, and the Lender shall be entitled to take one or more of such remedies, from time to time, and in any order or combination that the Lender may choose.

11. INDEMNITIES

11.1	General Indemnity. The Borrower shall indemnify the Lender against all losses, liabilities, damages, reasonable costs and expenses which the Lender has actually incurred as a consequence of any Event of Default or any other breach by the Borrower of any of its obligations under this Agreement. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under this Agreement.

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12. AMENDMENT AND WAIVER

12.1	Amendment. Any amendment of any provision of this Agreement shall only be effective if made in writing and signed by the Lender and the Borrower, and any waiver of any default under this Agreement shall only be effective if made in writing and signed by the Lender.

12.2.	Waiver. Time is of the essence of the Borrower’s obligations under this Agreement but no failure or delay by the Lender in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and do not exclude any other rights, powers and remedies provided by law.

13. ASSIGNMENT

13.1.	Assignment. Any assignment of rights or obligations under this Agreement by the Borrower shall be performed only by prior written consent of the Lender.

14. MISCELLANEOUS

14.1	Execution. This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, but shall not take effect until each Party has executed and delivered at least one counterpart. Each counterpart when executed and delivered shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

14.2	Language of Agreement. This Agreement shall be executed in English.

15. NOTICES

15.1	Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing, signed by authorized representatives of the respective Party and delivered by hand, by internationally recognized express mail courier or by fax to the relevant party at its address or fax number.

15.2	Deemed Delivery. Any notice, demand or other communication addressed to any relevant party in accordance with Clause 15.1 shall be deemed to have been delivered:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent using an internationally recognised courier company, on the second Business Day after it was despatched in a properly addressed envelope; or

(c)	if sent by fax, on the date of transmission shown on a transmission report produced by the fax machine of the sender (or its agent) which indicates that the entire notice was transmitted successfully, and always subject it was on the same day repeated by the delivering by hand or by using an internationally recognised courier company.

provided that a communication which is received after 5 p.m. on a working day or on a day which is not a full working day in the place of receipt shall be deemed to be delivered on the next full working day in that place.

15.3	Language. Each notice or other communication under this Agreement shall be in English.

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15.4	Authorized representatives of the Parties. For the purposes of this Agreement all the notices including the one for drawing, other communications, amendments, variations and other related documents shall be deemed effective and binding if duly signed by the authorized officers or representatives on behalf of the respective Party.

16. CONFIDENTIALITY

16.1	This Article 16 applies to the terms and existence of this Agreement, and all information concerning the business, operations or affairs of one party or other information confidential to that party disclosed (directly or indirectly) by one party to one of the other parties whether before or after the date of this Agreement or which one of the other parties learns as a result of the relationship between the parties pursuant to this Agreement, and whether in oral, visual, electronic or any other medium, form or format whatsoever (together “Confidential Information”).

16.2.	In this Article 16 in relation to a particular item of Confidential Information:

(a)	the “disclosing party” means the party by whom (or on whose behalf) that Confidential Information is disclosed or (where there is no such disclosure) the party to whom the Confidential Information relates, or to whom the Confidential Information is proprietary; and

(b)	a “receiving party” means a party which receives or otherwise becomes aware of the Confidential Information relating to the disclosing party.

16.3	During the term of this Agreement and one year after termination of this Agreement (for any reason whatsoever), each receiving party shall with respect to any and all Confidential Information:

- keep the Confidential Information secret and confidential;

- not disclose the Confidential Information to any other person other than pursuant to clause 16.4 below or with the prior written consent of the disclosing party; and

- not use the Confidential Information for any purpose other than the performance of its obligations and the exercise of its rights under this Agreement.

16.4	The receiving party may disclose Confidential Information to the following persons (each, a “recipient”) but only on a need to know basis:

(i) its officers and senior employees; and

(ii) its professional advisers; and

(iii) where disclosure is required by reason of any law or regulation, or by the order of any court of competent jurisdiction or other governmental or regulatory body, in which case the receiving party shall promptly notify the disclosing party giving full details of the circumstances and Confidential Information to be disclosed, and shall co-operate with the disclosing party and take such steps as the disclosing party may reasonably require in relation to such disclosure, and shall confine any disclosure to the minimum necessary for compliance with the relevant law, regulation or order, and provided that the receiving party ensures that in each case the recipient is made aware of and (with regard to paragraph (iii) above, so far as practicable) complies with all the receiving party’s obligations of confidentiality under this Agreement as if the recipient was a party to this Agreement.

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16.5	Article 16 shall not apply to any Confidential Information which:

(i) is now or subsequently becomes part of the public domain other than as a result of disclosure by or other default of the receiving party, or any recipient to which it has disclosed Confidential Information, in either case in breach by the receiving party of the provisions of this Article 16;

(ii) the receiving party can demonstrate, by documentary evidence, was lawfully in its possession prior to the date of this Agreement and was not subject to any duty of confidentiality; or

(iii) is disclosed to the receiving party on a non-confidential basis by a person which is not connected to, and does not owe any duty of confidentiality to, the disclosing party.

17. GOVERNING LAW AND DISPUTE RESOLUTION

17.1	This Loan Agreement is governed by and construed in accordance with the laws of England and Wales.

17.2	Without prejudice to the Lender’s rights to take legal actions in other courts for interim relief or otherwise in respect of this Agreement as set forth herein below, any dispute arising out of or in connection with this Loan Agreement, including any question regarding its existence, validity or termination, may be referred to London Court of International Arbitration (“LCIA”) and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this clause.

17.2.1	The number of arbitrators shall be three and the seat, or legal place, of arbitration shall be London. The Borrower and the Lender shall nominate one arbitrator each and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the LCIA, The Arbitrators will aim to issue the Award within 30 days of their appointment.

17.2.2.	The language to be used in the arbitral proceedings shall be English.

17.2.3.	The Lender may apply to the arbitrator seeking injunctive or other interim relief until the arbitration award is rendered or the controversy is otherwise resolved. The Lender may also, without waiving any remedy under this Agreement, seek from any competent court having jurisdiction any injunctive, interim or provisional relief that is necessary to protect the rights of the Lender pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

17.2.4	Upon the request of any Party, within 90 days of its appointment the arbitral tribunal may consolidate the proceedings before it with any other arbitration proceedings involving any of the Parties provided that:

- common issues of law or fact are such that consolidation would be more efficient;

- no material prejudice would be caused for any reason to any party to the proceedings sought to be consolidated; and

- if different tribunals make different rulings on consolidation there shall be no consolidation in the absence of agreement by all the parties to the various proceedings sought to be consolidated.

IN WITNESS whereof this Agreement has been executed by the Parties to it on the date stated at the beginning of this Agreement.

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THE LENDER

THE LENDER	THE BORROWER

SIGNED for and on behalf of ALTLANDS OVERSEAS CORP	SIGNED for and on behalf of MCW Energy CA, Inc.

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Annex 1 to the Loan Agreement dated 9th day of February, 2015

250 Barrels Per Day Oil Production Plant

MCW has developed and patented environmentally-friendly, closed loop, continuous flow, highly scalable State-of-the-Art technology to produce oil/bitumen from the oil sands. This unique process can be effectively applied to both “water-wet” deposits (such as the oil sands projects in Alberta, Canada), and/or “oil-wet” deposits (such as the resources typically found in Utah, USA. Based on this technology the first oil from oil sands commercial production plant has been built and successfully started oil production in Asphalt Ridge, Utah in October 2014.

Plant utilizes no water in the process, produces no greenhouse gas, requires no high temperature and/or pressure, extracts over 99% of all hydrocarbon content and recycles over 99% of the solvents. Patented solvent composition consists of hydrophobic, hydrophilic and polycyclic hydrocarbons. It is capable to dissolve over 99% of heavy bitumen/asphalt and other lighter hydrocarbons from the oil sands and prevents their precipitation during the extraction process. Solvents used in this composition form an azeatropic mixture that has low boiling point of 70 — 75 degrees C and allows recycling over 99% of the solvent. These features make possible to perform oil extraction from the oil sands at mild temperatures of 50 — 60 degrees C with no vacuum or/and pressure applied that leads to high energy and economic efficiency of the extraction.

Next key element of MCW plant is design and manufacturing of the new efficient extractor based on proprietary/patented “liquid fluidized bed” solvent extraction system for the bitumen/oil from oil sands extraction. This is the most important design improvement over all other existing/competing oil from oil sands extraction processes. A “liquid fluidized bed” style reactor is used to provide continuous mixing of the (liquid) solvent and the solid ore particles. It allows continuous flow process with optimal material/mass/energy balances. This principle has been successfully utilized on a commercial scale in the coal burning and chemical industries for decades. Below are schematics of “fluidized bed” system that shows how that principle works.

“Fluidized Bed” System

MCW team has developed, engineered and build a “fluidized bed” solvent extraction system to extract oil from oil sands. This is the essence of the process and along with the solvent composition/system the most important design improvement over competing oil sands extraction processes. A “fluidized bed” style reactor is used to provide continuous mixing of the (liquid) solvent and the solid ore particles. It allows continuous flow process and optimal material/mass/energy balances. This principle has been successfully utilized on a commercial scale in the coal burning industry and chemical industry for decades.

In the production process in the “fluidized bed extractor” solvent is heated to near its boiling point, and injected through numerous precisely aimed/designed/calculated nozzles positioned throughout the reactor vessel. The solvent flows around and up the reactor towards the top. The crushed ore particles entering the top are carried downwards through the fluid stream by gravity, and are washed of 99.9% of the contained hydrocarbon as they make their way to the bottom of the reactor. The most important feature of this design is it allows for efficient mixing and separation of the solvent (liquid) phase with/from the solid phases, with no moving mechanical parts. Below is the oil production process description by stages from the native oil sands ore.

Production process description

Preparatory Stage: Mining and crushing of the oil sands ore to prepare for processing,

Stage 1: Crushed ore delivered into patented fluidized bed extractor. Extraction process is performed at temperatures between 50-60 C degrees.

Stage 2: Patented solvent composition with extracted oil/bitumen is delivered from extraction column to the evaporator and then to distillation column.

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Stage 3: Hydrocarbons (oil/bitumen) are extracted from the solvent in the distillation column and pumped into the storage tank and/or delivery truck.

Stage 4: Solvent is recycled, warmed up and returned back to the extractor within the continuous flow, closed-loop system. Over 99% of the solvent is recycled.

Stage 5: Purified sands leave extractor and go through the drying process.

After 3rd stage, the extracted crude oil is free of sand and solvents. It is then pumped out of the system and into a storage tank. The sand exits the extraction system as clean, dry sands, which can either be sold or replaced back into the environment. Any heat generated during this process may also be recycled. The crude oil produced is low in sulfur content (reducing refinery costs for added processing) and the average API range for Utah oil sands is 12 - 14 API.

Plant Energy Efficiency

The fundamental innovations in solvent composition and fluidized bed reactor gives MCW technology powerful ability to liquefy heavy hydrocarbon ends and extract liquid fuels for sale. In contrast, the only other available technology that could be considered comparable for the production of mined oil sands is the traditional Clark Hot Water approach. This process utilizes heat and the mechanical motion of slurry to liberate bitumen, and has Energy Returned Over Energy Invested (EROEI) of approximately 5 or 6 in terms of the caloric energy of the liquid output products compared to the energy required to process the crushed ore. The process developed by MCW has EROEI closer to 40 to 1, using conservative estimates of the input energy requirements. In addition, the hot water process is not really applicable to “oil-wet” oil sands deposits. As such, MCW process would be able to access crushed ore that has little other commercial demand.

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Annex 2 to the Loan Agreement dated 9th day of February, 2015

AMENDED AND RESTATED OPERATING AGREEMENT OF MON OIL SANDS RECOVERY, LLC

[follows on 5 pages]

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